Exhibit 99.1

NAC Global Technologies, Inc. Announces Pricing of Public Offering of Units

Jacksonville, FL – October 7, 2015 – NAC Global Technologies, Inc. (OTCBB: NACG) (“NAC” or the “Company”), a development and manufacturing company that manufactures and supplies harmonic gearing technology, announced today the pricing of a public offering of 9,500,000 Units at a purchase price of $0.05 per Unit (“Units” or each a “Unit”), each Unit consisting of one share of common stock, par value $0.001 per share, two Series A Warrants each to purchase one share of common stock, and one Series B warrant to purchase one share of common stock.

The Company intends to use the net proceeds received from the public offering for working capital, repayment of certain debts, and other general corporate purposes.

Alexander Capital, L.P. is acting as the exclusive placement agent for the public offering.

A registration statement on Form S-1 (File No. 333-200969), filed initially with the Securities and Exchange Commission (the “SEC”) was filed on December 15, 2014, and is available, including all amendments thereto, on the SEC's web site at http://www.sec.gov. Copies of the final prospectus relating to the public offering, when available, may be obtained from the offices of Alexander Capital, L.P., 17 State Street, 5th Floor, New York, NY 10004, (212) 687-5650, or from the above-mentioned SEC website.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About NAC

NAC Global Technologies, Inc. is a development and manufacturing company. Its platform harmonic gearing technology is utilized in the automation, robotics, and the defense industries, and the Company is engaged in application of its drives in emerging technologies including advanced robotics and clean energy. In addition to this HGT product line, NAC is engaged in the commercialization of a new non-hazardous, non-volatile, environmentally friendly fuel cells suitable for use in aircraft and portable power.

The Company has its corporate headquarters in Jacksonville, FL, and has one operating subsidiary, NAC Drive Systems, Inc. NAC manufactures and warehouses products in Port Jervis, NY and in Beijing, China via a strategic partnership agreement with CTKM Beijing Harmonic Drive, Ltd., the national HGT supplier to the China Space Agency.

For more information, please visit: www.nacglobaltechnologies.com